UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2(a)

(Amendment No. 7)1

Farmer Bros. Co.

(Name of Issuer)

Common Stock, $1.00 par value per share

(Title of Class of Securities)

307675108

(CUSIP Number)

CAROL LYNN FARMER WAITE

RYAN C. WILKINS, ESQ.

STRADLING YOCCA CARLSON & RAUTH, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

(949) 725-4115

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 11, 2017

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box    ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

[1]	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 307675108	13D	Page 2 of 36 Pages

1	NAME OF REPORTING PERSON Carol L. Waite Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 616,544
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 616,544
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 616,544
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.7%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 3 of 36 Pages

1	NAME OF REPORTING PERSON 1964 Jeanne Ann Farmer Grossman Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 321,750
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 321,750
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 321,750
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 4 of 36 Pages

1	NAME OF REPORTING PERSON 1964 Richard Francis Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 321,750
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 321,750
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 321,750
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 5 of 36 Pages

1	NAME OF REPORTING PERSON 1964 Roy Edward Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 321,750
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 321,750
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 321,750
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 6 of 36 Pages

1	NAME OF REPORTING PERSON 1964 Carol Lynn Farmer Waite Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 321,750
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 321,750
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 321,750
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 7 of 36 Pages

1	NAME OF REPORTING PERSON 1969 Roy Edward Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 77,960
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 77,960
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,960
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 8 of 36 Pages

1	NAME OF REPORTING PERSON 1969 Jeanne Ann Farmer Grossman Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 77,960
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 77,960
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,960
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 9 of 36 Pages

1	NAME OF REPORTING PERSON 1969 Richard Francis Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 77,960
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 77,960
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,960
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 10 of 36 Pages

1	NAME OF REPORTING PERSON 1969 Carol Lynn Farmer Waite Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 77,960
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 77,960
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,960
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 11 of 36 Pages

1	NAME OF REPORTING PERSON 1969 Roy F Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 77,960
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 77,960
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,960
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 12 of 36 Pages

1	NAME OF REPORTING PERSON 1969 Emily Marjorie Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 77,960
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 77,960
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,960
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 13 of 36 Pages

1	NAME OF REPORTING PERSON 1972 Roy Edward Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 24,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 24,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 14 of 36 Pages

1	NAME OF REPORTING PERSON 1972 Carol Lynn Farmer Waite Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 24,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 24,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 15 of 36 Pages

1	NAME OF REPORTING PERSON 1972 Jeanne Ann Farmer Grossman Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 24,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 24,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 16 of 36 Pages

1	NAME OF REPORTING PERSON 1972 Richard Francis Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 24,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 24,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 17 of 36 Pages

1	NAME OF REPORTING PERSON 1972 Roy F Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 24,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 24,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 18 of 36 Pages

1	NAME OF REPORTING PERSON 1972 Emily Marjorie Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 24,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 24,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 19 of 36 Pages

1	NAME OF REPORTING PERSON 1984 Jonathan Michael Waite Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 6,030
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 6,030
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,030
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 20 of 36 Pages

1	NAME OF REPORTING PERSON 1987 Roy F Farmer Trust I
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 65,930
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 65,930
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,930
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 21 of 36 Pages

1	NAME OF REPORTING PERSON 1987 Roy F Farmer Trust II
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 65,930
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 65,930
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,930
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 22 of 36 Pages

1	NAME OF REPORTING PERSON 1987 Roy F Farmer Trust III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 65,930
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 65,930
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,930
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 23 of 36 Pages

1	NAME OF REPORTING PERSON 1987 Roy F Farmer Trust IV
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 65,930
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 65,930
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,930
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 24 of 36 Pages

1	NAME OF REPORTING PERSON 1988 Roy F Farmer Trust I
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 6,060
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 6,060
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,060
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 25 of 36 Pages

1	NAME OF REPORTING PERSON Farmer Insurance Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 303,158
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 303,158
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 303,158
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 26 of 36 Pages

1	NAME OF REPORTING PERSON 2012 Grossman Irrevocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 417,986
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 417,986
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 417,986
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 307675108	13D	Page 27 of 36 Pages

1	NAME OF REPORTING PERSON Carol Lynn Farmer Waite
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,034,530
	8	SHARED VOTING POWER 2,477,728
	9	SOLE DISPOSITIVE POWER 1,034,530
	10	SHARED DISPOSITIVE POWER 2,477,728
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,512,258
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.9%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 307675108	13D	Page 28 of 36 Pages

The following constitutes Amendment No. 7 to the Schedule 13D filed by the undersigned (the “Amendment No. 7”). This Amendment No. 7 amends the Schedule 13D as specifically set forth herein.

Item 2. Identity and Background.

Part (b) of Item 2 is hereby amended and restated as follows:

(b) The address of the principal office of each Reporting Person is Stradling Yocca Carlson & Rauth, P.C., 660 Newport Center Drive, Suite 1600, Newport Beach, CA 92660, Attn: Ryan C. Wilkins, Esq.

Item 4. Purpose of Transaction.

Item 4 is hereby amended to add the following:

On May 11. 2017, the Waite Trust sold 320,706 Shares directly to an investor for approximately $34.70 per share. No Reporting Person has any plans or proposals that would relate to or result in any of the matters set forth in subparagraphs (a)—(j) of Item 4 of Schedule 13D.

Item 5. Interest in Securities of the Issuer.

Item 5 is hereby amended and restated as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 16,844,216 Shares outstanding as of May 9, 2017, which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2017.

A. Waite Trust

(a)	As of the close of business on May 11, 2017, Waite Trust beneficially owned 616,544 Shares.

Percentage: 3.7%

(b)	1. Sole power to vote or direct vote: 616,544

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 616,544

4. Shared power to dispose or direct the disposition: 0

(c)	See Item 4, above, for a description of the transaction in the Shares during the past sixty (60) days.

B. 1964 JAF Trust

(a)	As of the close of business on May 11, 2017, 1964 JAF Trust beneficially owned 321,750 Shares.

Percentage: 1.9%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 321,750

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 321,750

(c)	1964 JAF Trust has not entered into any transactions in the Shares during the past (60) sixty days.

CUSIP No. 307675108	13D	Page 29 of 36 Pages

C. 1964 RAF Trust

(a)	As of the close of business on May 11, 2017, 1964 RAF Trust beneficially owned 321,750 Shares.

Percentage: 1.9%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 321,750

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 321,750

(c)	1964 RAF Trust has not entered into any transactions in the Shares during the past (60) sixty days.

D. 1964 Roy E Farmer Trust

(a)	As of the close of business on May 11, 2017, 1964 Roy E Farmer Trust beneficially owned 321,750 Shares.

Percentage: 1.9%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 321,750

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 321,750

(c)	1964 Roy E Farmer Trust has not entered into any transactions in the Shares during the past (60) sixty days.

E. 1964 Carol Waite Trust

(a)	As of the close of business on May 11, 2017, 1964 Carol Waite Trust beneficially owned 321,750 Shares.

Percentage: 1.9%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 321,750

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 321,750

(c)	1964 Carol Waite Trust has not entered into any transactions in the Shares during the past (60) sixty days.

F. 1969 Roy E Farmer Trust

(a)	As of the close of business on May 11, 2017, 1969 Roy E Farmer Trust beneficially owned 77,960 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 77,960

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 77,960

(c)	1969 Roy E Farmer Trust has not entered into any transactions in the Shares during the past (60) sixty days.

CUSIP No. 307675108	13D	Page 30 of 36 Pages

G. 1969 JAF Trust

(a)	As of the close of business on May 11, 2017, 1969 JAF Trust beneficially owned 77,960 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 77,960

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 77,960

(c)	1969 JAF Trust has not entered into any transactions in the Shares during the past (60) sixty days.

H. 1969 RAF Trust

(a)	As of the close of business on May 11, 2017, 1969 RAF Trust beneficially owned 77,960 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 77,960

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 77,960

(c)	1969 RAF Trust has not entered into any transactions in the Shares during the past (60) sixty days.

I. 1969 Carol Waite Trust

(a)	As of the close of business on May 11, 2017, 1969 Carol Waite Trust beneficially owned 77,960 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 77,960

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 77,960

(c)	1969 Carol Waite Trust has not entered into any transactions in the Shares during the past (60) sixty days.

J. 1969 Roy F Farmer Trust

(a)	As of the close of business on May 11, 2017, 1969 Roy F Farmer Trust beneficially owned 77,960 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 77,960

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 77,960

(c)	1969 Roy F Farmer Trust has not entered into any transactions in the Shares during the past (60) sixty days.

CUSIP No. 307675108	13D	Page 31 of 36 Pages

K. 1969 Emily Farmer Trust

(a)	As of the close of business on May 11, 2017, 1969 Emily Farmer Trust beneficially owned 77,960 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 77,960

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 77,960

(c)	1969 Emily Farmer Trust has not entered into any transactions in the Shares during the past (60) sixty days.

L. 1972 Roy E Farmer Trust

(a)	As of the close of business on May 11, 2017, 1972 Roy E Farmer Trust beneficially owned 24,000 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 24,000

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 24,000

(c)	1972 Roy E Farmer Trust has not entered into any transactions in the Shares during the past (60) sixty days.

M. 1972 Carol Waite Trust

(a)	As of the close of business on May 11, 2017, 1972 Carol Waite Trust beneficially owned 24,000 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 24,000

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 24,000

(c)	1972 Carol Waite Trust has not entered into any transactions in the Shares during the past (60) sixty days.

N.1972 JAF Trust

(a)	As of the close of business on May 11, 2017, 1972 JAF Trust beneficially owned 24,000 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 24,000

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 24,000

(c)	1972 JAF Trust has not entered into any transactions in the Shares during the past (60) sixty days.

CUSIP No. 307675108	13D	Page 32 of 36 Pages

O. 1972 RAF Trust

(a)	As of the close of business on May 11, 2017, 1972 RAF Trust beneficially owned 24,000 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 24,000

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 24,000

(c)	1972 RAF Trust has not entered into any transactions in the Shares during the past (60) sixty days.

P. 1972 Roy F Farmer Trust

(a)	As of the close of business on May 11, 2017, 1972 Roy F Farmer Trust beneficially owned 24,000 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 24,000

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 24,000

(c)	1972 Roy F Farmer Trust has not entered into any transactions in the Shares during the past (60) sixty days.

Q. 1972 Emily Farmer Trust

(a)	As of the close of business on May 11, 2017, 1972 Emily Farmer Trust beneficially owned 24,000 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 24,000

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 24,000

(c)	1972 Emily Farmer Trust has not entered into any transactions in the Shares during the past (60) sixty days.

R. 1984 Jonathan Trust

(a)	As of the close of business on May 11, 2017, 1984 Jonathan Trust beneficially owned 6,030 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 6,030

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 6,030

(c)	1984 Jonathan Trust has not entered into any transactions in the Shares during the past (60) sixty days.

CUSIP No. 307675108	13D	Page 33 of 36 Pages

S. 1987 Roy F Farmer Trust I

(a)	As of the close of business on May 11, 2017, 1987 Roy F Farmer Trust I beneficially owned 65,930 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 65,930

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 65,930

(c)	1987 Roy F Farmer Trust I has not entered into any transactions in the Shares during the past (60) sixty days.

T. 1987 Roy F Farmer Trust II

(a)	As of the close of business on May 11, 2017, 1987 Roy F Farmer Trust II beneficially owned 65,930 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 65,930

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 65,930

(c)	1987 Roy F Farmer Trust II has not entered into any transactions in the Shares during the past (60) sixty days.

U. 1987 Roy F Farmer Trust III

(a)	As of the close of business on May 11, 2017, 1987 Roy F Farmer Trust III beneficially owned 65,930 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 65,930

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 65,930

(c)	1987 Roy F Farmer Trust III has not entered into any transactions in the Shares during the past (60) sixty days.

V. 1987 Roy F Farmer Trust IV

(a)	As of the close of business on May 11, 2017, 1987 Roy F Farmer Trust IV beneficially owned 65,930 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 65,930

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 65,930

(c)	1987 Roy F Farmer Trust IV has not entered into any transactions in the Shares during the past (60) sixty days.

CUSIP No. 307675108	13D	Page 34 of 36 Pages

W. 1988 Roy F Farmer Trust I

(a)	As of the close of business on May 11, 2017, 1988 Roy F Farmer Trust I beneficially owned 6,060 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 6,060

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 6,060

(c)	1988 Roy F Farmer Trust I has not entered into any transactions in the Shares during the past (60) sixty days.

X. Farmer Insurance Trust

(a)	As of the close of business on May 11, 2017, Farmer Insurance Trust beneficially owned 303,158 Shares.

Percentage: 1.8%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 303,158

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 303,158

(c)	Farmer Insurance Trust has not entered into any transactions in the Shares during the past (60) sixty days.

Y. 2012 Grossman Trust

(a)	As of the close of business on May 11, 2017, 2012 Grossman Trust beneficially owned 417,986 Shares.

Percentage: 2.5%

(b)	1. Sole power to vote or direct vote: 417,986

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 417,986

4. Shared power to dispose or direct the disposition: 0

(c)	2012 Grossman Trust has not entered into any transactions in the Shares during the past (60) sixty days.

Z. Carol Lynn Farmer Waite

(a)	Ms. Waite, as a co-trustee of each of the 1964 Trusts, 1969 Trusts, 1972 Trusts, 1987 Trusts, 1988 Roy F Farmer I Trust, Farmer Insurance Trust, 1984 Jonathan Trust, and as sole trustee of the 2012 Grossman Trust and Carol L Waite Trust, may be deemed to beneficially own the Shares owned directly by such Reporting Persons. As of the close of business on May 11, 2017, Ms. Waite may be deemed to beneficially own 3,512,258 Shares.

Percentage: 20.9%

(b)	1. Sole power to vote or direct vote: 1,034,530

2. Shared power to vote or direct vote: 2,477,728

3. Sole power to dispose or direct the disposition: 1,034,530

4. Shared power to dispose or direct the disposition: 2,477,728

(c)	See Item 4, above, for a description of the transaction in the Shares during the past sixty (60) days.

CUSIP No. 307675108	13D	Page 35 of 36 Pages

The Reporting Persons, as members of a “group” for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, may be deemed the beneficial owner of the Shares directly owned by the other Reporting Persons. Each Reporting

Person disclaims beneficial ownership of such Shares except to the extent of his, her or its pecuniary interest therein.

(d)	No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares.

(e)	Not applicable.

CUSIP No. 307675108	13D	Page 36 of 36 Pages

SIGNATURE

After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 19, 2017

/s/ Ryan C. Wilkins
RYAN C. WILKINS

as Attorney-in-Fact(1) for Carol Lynn Farmer

Waite, in her individual capacity and as trustee or

co-trustee, as applicable, of the following family

trusts:

Carol L. Waite Trust

1964 Jeanne Ann Farmer Grossman Trust

1964 Richard Francis Farmer Trust

1964 Roy Edward Farmer Trust

1964 Carol Lynn Farmer Waite Trust

1969 Roy Edward Farmer Trust

1969 Jeanne Ann Farmer Grossman Trust

1969 Richard Francis Farmer Trust

1969 Carol Lynn Farmer Waite Trust

1969 Roy F. Farmer Trust

1969 Emily Marjorie Farmer Trust

1972 Roy Edward Farmer Trust

1972 Carol Lynn Farmer Waite Trust

1972 Jeanne Anne Farmer Grossman Trust

1972 Richard Francis Farmer Trust

1972 Roy F. Farmer Trust

1972 Emily Marjorie Farmer Trust

1984 Jonathan Michael Waite Trust

1987 Roy F. Farmer Trust I

1987 Roy F. Farmer Trust II

1987 Roy F. Farmer Trust III

1987 Roy F. Farmer Trust IV

1988 Roy F. Farmer Trust I

Farmer Insurance Trust

2012 Grossman Irrevocable Trust

(1)	A Power of Attorney authorizing Ryan C. Wilkins to act on behalf of Carol Lynn Farmer Waite as described therein, was previously filed as Exhibit 24.1 to the Form 4 filed on behalf of Carol Lynn Farmer Waite with the Securities and Exchange Commission on May 15, 2017.